Personal Solicitation Materials Filed
                                          Pursuant to Rule 14a-6(c) under the
                                          Securities Exchange Act of 1934

     Phone Script for Evergreen Short-Intermediate Municipal Fund-California

Good morning/afternoon. My name is ____________ and I am calling on behalf of the Evergreen Short-Intermediate Municipal Fund-California. May I please speak with _____________? I'm calling concerning your recent proxy vote on the proposed reorganization of the Evergreen Short-Intermediate Municipal Fund-California. Recently, you voted against/abstain, in the proposed reorganization of this Fund with the Evergreen Short-Intermediate Municipal Fund.

Your recent vote concerns us because we believe that this reorganization will be beneficial to you. Mr./Ms. __________________, are you aware the proposed reorganization would increase your standardized yield from _____ to ______ and lower the annual fund operating expenses from _____ to _____ based on the Funds' standardized yield as of May 31, 1997 and annual operating expenses as of October 31, 1996. Management of the reorganized fund will continue by Steven Shachat. Stability of principal will continue as an objective after the reorganization. Also, Evergreen Short-Intermediate Municipal Fund Class Y is a 4 star rated fund by Morningstar (FOR USE WITH CLASS Y SHAREHOLDERS ONLY).

The Fund's Trustees have carefully reviewed the proposed reorganization and believe it is in the best interest of shareholders. The reorganization has been structured as a tax-free transaction for shareholders. Are there any particular issues that concern you or are you now more comfortable with the benefits of the proposed reorganization?

Mr./Ms. ____________________ would you like to revise your vote at this time and vote FOR the proposed reorganization of Evergreen Short-Intermediate Municipal Fund-California and Evergreen Short- Intermediate Municipal Fund?

IF YES: Thank you, we appreciate your support. We are offering a convenient method of voting your shares by telephone. You will receive written confirmation of your telephone vote by mail. Do you want to register a vote for the meeting by phone?

         IF YES TO PHONE VOTE: Mr/Ms. ______________, would you hold for one moment while I connect you with the voting center?

         IF NO TO PHONE VOTE: I would be glad to Federal Express a new proxy card and pre- addressed reply envelope to you.

         IF  NO:   Thank  you  for   taking   time  to  discuss   the   proposed
reorganization. You are a valued shareholder and we appreciate the opportunity to do business with you.

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Class               Short-Intermediate Municipal Fund-CA                    Short-Intermediate Municipal Fund

          Annual Operating        SEC Yield         Tax              Annual           SEC Yield as             Tax
              Expenses*         as of 5/31/97    Equivalent        Operating           of 5/31/97          Equivalent
                                                  Yield**          Expenses*                                 Yield*
    Y           1.00%               3.41%          5.45%             0.94%                3.93%               5.70%
    A-          1.10%               3.34%          5.34%             1.04%                3.87%               5.61%
   NAV
    B           2.00%               2.35%          3.76%             1.94%                2.94%               4.26%

*   Annual Operating Expenses as of 10/31/96 prospectus.
** Tax Equivalent Yield based 31% federal tax bracket and corresponding CA state tax of 9.30%. (CA state tax is only taken into account on the Evergreen Short-Intermediate Municipal Fund-California. For federal tax purposes, the combined federal and state rates reflect the applicable marginal rates for 1997, including indexing for inflation. These rates include the effect of deducting state taxes on your Federal return.)

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